CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT

1	Introduction

Anfield Capital Management, LLC (“Anfield”, “ACM” or “the Firm”) is registered as an investment adviser with the SEC. Anfield offers discretionary investment management services to investment advisers, registered investment companies (mutual funds), and in select cases to private and institutional clients.

Pursuant to its fiduciary duty to its clients, Anfield has established, and will maintain and enforce a written code of ethics that sets forth the standards of conduct expected of advisory personnel and addresses conflicts that arise from personal trading by advisory personnel.

2	Scope of the Code

Anfield has adopted the following Code of Ethics and Standards of Business Conduct (“the Code”), which will govern the activities of all “Supervised Persons” of the firm. All Supervised Persons of Anfield are required to comply with the Code at all times.

2.1	Supervised Person

Anfield’s Supervised Persons are its partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of Anfield and are subject to Anfield’s supervision and control. Anfield does not consider interns or temporary workers who do not provide advice on behalf of the firm to be Supervised Persons under the Code, but does expect them to conduct themselves with integrity and professionalism, in accordance with Anfield’s fiduciary duty to clients and standards of business conduct.

2.2	Chief Compliance Officer

The CCO is responsible for the administration of Anfield’s compliance program. Any questions regarding the Code should be addressed with the CCO. The Code requires Supervised Persons to report or disclose to and/or seek approval from the CCO for certain activities. In the case of the CCO, the CCO will report to and seek approval from the Director of Risk Management, who will review such activities. The CEO will serve as a back up to the CCO in the absence of the CCO during vacations, extended illness, or incapacity.

2.3	Supervision

Supervised Persons with supervisory responsibility, authority, or the ability to influence the conduct of others will exercise reasonable supervision over those subject to their supervision or authority to prevent violation of applicable statutes, regulations, or provisions of the Code. In so doing, Supervised Persons may rely on procedures established by Anfield that are designed to prevent and detect such violations. Supervised Persons are responsible for the reasonable supervision of the persons who report to them. The CEO is responsible for the general supervision of all Supervised Persons of Anfield.

Functional Titles

The Code and subsequent Compliance Policies & Procedures Manual (“P&P”) make use of functional titles/roles to identify the Supervised Persons and their responsibilities. A list of Supervised Persons and their corresponding functional titles is provided in the List of Functional Titles Log. Supervised Persons should be mindful that they may have multiple functional roles and must take care to identify all of the policies and procedures for which they are responsible.

2.4	Amendments

The Code does not attempt to anticipate every ethical dilemma that Supervised Persons might face. Instead it sets forth general guidelines on certain issues for maintaining Anfield’s high ethical standards. Anfield recognizes the need to respond flexibly to ever-changing business needs and circumstances. Accordingly, Anfield reserves the right to revoke, modify, interpret, and apply its guidelines, policies, or procedures at its sole discretion, and without prior notice.

2.5	Code of Ethics Acknowledgements

Anfield will provide to each Supervised Person a copy of the Code and any amendments to the Code at time of hire and each time it is amended. Each Supervised Person must acknowledge with each version, in writing, that he or she has received a copy of the Code, has read and understood it, has had an opportunity to ask questions about what it means and how it applies to him or her, and that he or she will abide by it.

3	Fiduciary Duty

Anfield is an investment adviser and as such is a fiduciary that owes its clients a duty of undivided loyalty. Supervised Persons of Anfield will:

1.	Act for the benefit of their clients and place their clients’ interests before their own;
2.	Act in a position of trust and fiduciary responsibility to clients and do nothing to violate that trust;
3.	Conduct themselves with integrity and dignity, and act in an ethical manner in their dealings with the public, clients, prospects, employer, and fellow Supervised Persons;
4.	Act with competence, use reasonable care and exercise independent professional judgment;
5.	Exercise independence when making investment decisions for clients;
6.	Conduct personal securities transactions in a manner that is consistent with the Code and act to avoid actual or potential conflicts of interest or abuse of their position of trust and responsibility;
7.	Eliminate and/or disclose all conflicts of interest;
8.	Safeguard and keep confidential nonpublic personal information of clients; and

9.       Comply with applicable federal securities laws. Supervised Persons of Anfield will not:

1.	Employ any device, scheme or artifice to defraud a client;
2.	Make any untrue statement to a client or omit to state any material fact that a client would reasonably require in order to make sound decisions;
3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or
4.	Engage in any manipulative practice with respect to a client.

4	Standards of Business Conduct

This Code summarizes the standards of conduct for Supervised Persons of Anfield. Its purpose is to promote and maintain the highest level of professional conduct and business ethics among all Supervised Persons, and to ensure our clients’ well-being and interests are never compromised.

4.1	Compliance with Securities Laws & Rules

Supervised Persons will comply with all applicable federal securities laws. Furthermore, Supervised Persons will not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation.

Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940 (“Advisers Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

4.2	Conflicts of Interest

Supervised Persons will make best efforts to identify actual and potential conflicts of interest. Supervised Persons will seek to avoid conducting personal or private business that conflicts with, or gives the appearance of conflicting with, the interests of the firm and/or its clients. Further, the appearance alone of a conflict of interest can be as damaging to the firm as an actual conflict.

Where potential conflicts cannot be eliminated, Supervised Persons will fully disclose those to Anfield, and Anfield will fully disclose material facts concerning the conflict(s) to the client(s). Anfield considers a “conflict of interest” to be any situation in which the Supervised Person’s own interests could interfere with the Supervised Person’s responsibilities as a representative of Anfield.

Supervised Persons shall also comply with requirements to disclose conflicts of interest as imposed by rule or regulation of any professional organization governing their activities and shall comply with any prohibitions on their activities if conflicts of interest exist.

Anfield expects Supervised Persons to report actual and potential conflicts of interest to the CCO.

4.3	Outside Business Activities

Supervised Persons have a duty of loyalty to the firm and their efforts should be devoted to the firm’s business. Anfield encourages Supervised Persons’ participation in outside business activities that are civic, charitable, and/or professional in nature and that enhance the professionalism of Supervised Persons and the reputation of the firm. Simultaneously, Anfield recognizes that outside business activities may create conflicts of interest.

Supervised Persons must disclose, at the time they become a Supervised Person of Anfield and upon any change thereafter, all outside business activities, whether for compensation or not. Supervised Persons may not engage in any outside business activity that relates to money management and/or is in competition with services provided by Anfield without first receiving prior approval for the activity from the CCO. In addition, a Supervised Person, before taking a position on the board of a public company, must receive prior approval from the CCO.

All pre-approvals must be sought and disclosures must be made in writing with a clear description of the activities to be performed and any compensation to be received using Anfield’s Outside Business Activity Report form. Outside business activity disclosures and decisions by the CCO will be maintained in an appropriate file and disclosed on Form U4, if applicable.

Outside business activities requiring disclosure (if not in competition with Anfield) and requiring pre-approval (if in competition with Anfield’s services) include, but are not limited to:

1.	Being employed by or compensated by any other entity;
2.	Being active in any other business, including part-time, evening, or weekend employment;
3.	Serving as an officer, director or partner in any other entity;
4.	Ownership interest in any non-publicly traded company or other private, non-real property investment; or
5.	Engaging in any public speaking or writing activities related to investment management, other than those performed by the Founder, David Young.

Outside business activities generally prohibited include, but are not limited to:

1. Acting as a trustee for client accounts

4.4	Maintenance of Independence and Objectivity

Supervised Persons will use particular care and good judgment to achieve and maintain independence and objectivity in the performance of their roles and responsibilities. Supervised Persons will avoid giving or receiving any gift, donation, benefit, service or other favor that might affect, or be seen to potentially affect, the performance of their roles and responsibilities, or which might compromise the credibility of Anfield.

Gifts, Entertainment, and Travel

Anfield recognizes the potential conflicts of interest when Supervised Persons of the firm give and/or receive gifts, entertainment, or other items of value to/from any person or entity that does business with the firm. The overriding principle is that Supervised Persons will not accept inappropriate gifts, favors, entertainment, special accommodations, or others things of material value that could influence decision-making or make the Supervised Person feel beholden to another person or firm. Similarly, Supervised Persons will not offer gifts, favors, entertainment, or other things of value that may be viewed as overly generous or aimed at influencing decision- making or making a client or perspective client feel beholden to the firm.

Anfield has adopted the following policies and procedures:

1.	Supervised Persons will not give a gift to any client, vendor, potential vendor or anyone else that does business or seeks to do business with the firm in excess of $250 per calendar year per person/entity, without prior approval from the CCO. All gifts given must be reported to the CCO with the exception of the exclusions noted below.

2.	Supervised Persons will not make gifts to potential clients with the exception of de minimis items that would be considered exclusions under these policies (see below).

3.	Supervised Persons will not accept any gift or other items of value from any client, potential client, vendor, potential vendor, or anyone else that does business with or seeks to do business with the firm that is in excess of $250 per calendar year per person/entity, without approval from the CCO. All gifts received must be reported to the CCO with the exception of the exclusions noted below.

4.	Cash and/or cash equivalents will never be offered or accepted, regardless of the amount. For purposes of this policy, gift cards are not considered cash equivalents.

5.	For purposes of this policy, charitable contributions to client-directed organizations shall generally be treated according to the same standards and dollar limits as gifts.

6.	Supervised Persons will not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with the firm. Supervised Persons may occasionally provide or accept a business entertainment event, such as a dinner, sporting event, or concert of reasonable value, as well as any transportation and/or lodging accompanying or related to such activity or event. The person or entity providing the entertainment must be present. Anfield does not consider these occasional entertainment expenses to be gifts and therefore does not count them toward the annual gift allowance. However, no entertainment expense should be given or accepted in such frequency or amount that would violate Anfield’s overriding principle as stated above.

7.	From time to time, Supervised Persons may receive offers to attend conferences, seminars, or similar events provided by or sponsored by a person or entity that does or seeks to do business with Anfield, such as a mutual fund company, custodian, or broker- dealer. In addition, the sponsors may offer to cover the costs associated with the attendance of these events such as travel, lodging, meals, and conference fees. Each offer must be approved in advance by the CCO after a determination is made on whether the event and/or any covered expenses associated with the event would present Anfield with related real or perceived conflicts of interest.

8.	Anfield may occasionally cover travel, hotel, meals, transportation, and other related expenses for existing clients in connection with account reviews or other normal business functions requiring the client’s presence. Similar expenses may be covered for potential clients at Anfield’s discretion and only with pre-approval from the CCO. Such expenses will not apply toward any maximum annual dollar amount and will be conducted according to the overriding principle as stated above.

9.	Supervised Persons must report all gifts received to the CCO or designee. The CCO will maintain a log of items of value in excess of $250, including the name of the person or company giving/receiving the item; the date the item was given/received, a description of the item, and its approximate value. Anfield will also maintain a record of gifts and entertainment given in the firm’s financial records.

If a third-party could perceive a gift as being improper or as compromising the integrity of Supervised Persons and/or Anfield, the gift should be respectfully declined. If there is any question as to whether a payment or consideration may be accepted, the Supervised Person should contact the CCO.

Exclusions

The following items are not subject to Anfield’s Gifts and Entertainment policies and do not need to be reported to the CCO:

1.	Gifts of a personal nature, such as wedding gifts or congratulatory gifts for the birth of a child;
2.	Gifts and entertainment given to or received from individuals who are also family members of Supervised Persons of Anfield; and
3.	Items of de minimis value given or received such as pens, mugs, shirts, golf balls, and other similar promotional items.

4.5	Additional Standards

As a matter of professional integrity and responsibility, Supervised Persons shall always abide by the higher standard in situations where varying procedures among multiple entities exist.

Chartered Financial Analysts (CFA)

In addition to the standards as set forth according to the Code, individuals of Anfield who are active members of the Chartered Financial Analyst Institute are also bound by the Code of Ethics and Standards of Professional Conduct, which Anfield recognizes as the fundamental industry guidelines for investment professionals to ensure that our fiduciary duties are appropriately carried out.

5	Personal Trading

Anfield policy permits Access Persons, as that term is defined below, to maintain personal securities accounts provided that investing is consistent with Anfield’s fiduciary duty to its clients and with regulatory requirements.

Personal securities transactions must never adversely affect clients. Anfield will monitor trading activity of its Access Persons to confirm that the interests of clients come first, and that the trading activity complies with applicable securities laws. All securities transactions and holdings in any account of an Access Person, including accounts for which the Access Person is considered a beneficial owner, are subject to review by Anfield.

Access Persons will disclose to Anfield their holdings and transactions in securities or other investments for which they are a beneficial owner (see definition below).

5.1	Access Person

The term “Access Person” means any Supervised Person who (1) has access to nonpublic information regarding any client’s security transactions or nonpublic information regarding the portfolio holdings of any reportable fund; or (2) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Since Anfield also offers customized consultation regarding economic and market outlook investment strategy, and security selection, all directors, officers and partners of Anfield are presumed to be Access Persons.

Current Access Persons

Anfield considers all Supervised Persons to be Access Persons. Current and former Access Persons are identified in the List of Functional Titles Log.

Immediate Family

For purposes of the Code, “immediate family” means any of the following persons who reside in the same household as the Access Person:

Child	Grandparent	Son-In-Law
Stepchild Grandchild	Spouse Sibling	Daughter-In-Law Brother-In-Law
Parent	Mother-In-Law	Sister-In-Law
Stepparent	Father-In-Law

Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law or shown above), which the CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety, which this Code is intended to prevent.

Beneficial Owner

For purposes of the Code, an individual is a “beneficial owner” of an account if the individual has or shares a direct or indirect pecuniary interest in the securities; the power to vote or direct the voting of the shares of the securities or investments; or the power to dispose or direct the disposition of the security or investment.

5.2	Personal Securities Transactions Policy

Anfield and its Access Persons are permitted to personally invest in securities that are also recommended for client accounts. For personal transactions in accounts not managed by Anfield, Access Persons must first follow the requirements under pre-clearance of trades, as applicable, before transacting.

Reportable Securities

Access Persons must first determine if the transaction involves a Reportable Security. A “Reportable Security” includes any interest or instrument that is commonly considered a “security.”

From Rule 204A-1 under the Advisers Act, a “Reportable Security” does not include securities that are:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short- term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end funds other than reportable funds*; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

*Reportable fund means: Any fund for which Anfield serves as an investment adviser or any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with Anfield.

Pre-Clearance of Trades

If the transaction involves a Reportable Security, an initial public offering (“IPO”), or a Limited offering (defined below), the Access Person must obtain prior written approval from the CCO.

Access Persons desiring to transact (either directly or indirectly) in a security requiring pre-clearance must submit a Pre-Approval for Securities Transaction Form to the CCO in advance of the trade. Requests submitted via e-mail must contain the same information as the written form. Only upon the receipt of written approval, may the Access Person execute the desired transaction.

Personal trades must be completed within 5 business days of pre-clearance. In the event of the CCO’s absence, the CEO shall be responsible for reviewing pre-approval requests and issuing an appropriate response.

In the case of the CCO, the CCO will report to and seek pre-approval from Peter van de Zilver, Director of Risk Management, who will review such activities and respond accordingly.

All pre-approval requests and responses will be maintained in accordance with applicable books and records rules. The CCO shall keep all written forms and/or e-mail messages supporting the request for approval and the granting or denying approval together with the quarterly securities transaction report. At the end of each quarter, the CCO shall reconcile the pre-approval form to the personal securities transaction form and reported personal securities transactions. In the event an Access Person violates this rule, the CEO will have the option to cancel the trade(s) and disgorge any profits made. The CEO shall take further disciplinary action as deemed appropriate.

If the transaction is not subject to the Pre-Clearance Policy, the Access Person may place the transaction without restriction.

Limited Offering

Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Regulation D §§ 230.504, 230.505, or 230.506.

This includes transactions by an issuer not involving any public offering; transactions involving offers by an issuer solely to one or more accredited investors, if the aggregate offering price of an issue of securities offered in reliance on this paragraph does not exceed the amount allowed under regulation, if there is no advertising or public solicitation in connection with the transaction by the issuer or anyone acting on the issuer's behalf, and if the issuer files such notice with the SEC as the SEC shall prescribe; or meet exemptions as provided under Regulation D.

Other Transactions

No Supervised Person will participate on behalf of the firm (or any division), or any client of the firm, or on such employee’s own behalf in any of the following transactions:

1.	Use of firm funds for political purposes (except events approved by CCO);

2.	Payments or receipt of bribes, kickbacks or other amounts with any understanding that part or all of such amount will be refunded or delivered to a third-party (such as consultants to plans subject to ERISA) in violation of any applicable law;
3.	Payments to governmental officials or employees other than in the ordinary course of business for legal purposes (e.g., payment of taxes); and
4.	Use of the funds or assets of the firm or any subsidiary of the firm for any unlawful or improper purpose.

5.3	Personal Accounts

It is the responsibility of each Access Persons to provide or cause to be provided holdings and transaction activity for all personal accounts, including accounts for which the Access Person has a beneficial interest, to Anfield.

Personal Holdings Reports

Access Persons must, within ten (10) days of becoming an Access Person and at least annually thereafter, report to the CCO their personal securities holdings on the firm’s Holdings Report. Each Holdings Report must contain, at a minimum, the following information:

1.	The title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;
2.	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and
3.	The date the Access Person submits the report.

The required information must be current as of a date not more than 45 days prior to the employee becoming an Access Person (for initial reports) or the date the report is submitted (for annual reports). The CCO or designee will conduct a periodic review of the holdings reports and brokerage statements for potential conflicts of interest or violations of the Code. Aimee Reilly will review the holdings of the CCO.

Personal Security Transaction Reports

Access Persons must report all personal securities transactions in Reportable Securities on a quarterly basis. Access Persons must also report on a quarterly basis any account that was established in which any securities were held during the quarter for the direct or indirect benefit of the Access Person. It is the responsibility of the Access Person to provide a signed Securities Transaction Report to the CCO no later than thirty days after the end of each calendar quarter. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

1.	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
3.	The price of the security at which the transaction was effected;

4.	The name of the broker, dealer or bank with or through which the transaction was effected; and
5.	The date the Access Person submits the report.

Each transaction report must also contain the following information with respect to any account established by the Access Persons in which any securities were held during the quarter for the direct or indirect benefit of the Access Person: The name of the broker, dealer, or bank with which the Access Person established the account.

The CCO will review the personal transaction activity for violations of trading, front running, pre- clearance of trades (as described above). Personal activity will also be reviewed for conflicts with trades in managed accounts and (when applicable) client directed trades in unmanaged accounts, and other potentially abusive practices. Aimee Reilly will review the transactions of the CCO.

6	Insider Trading

The Insider Trading and Securities Fraud Enforcement Act of 1988 requires an investment adviser to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material nonpublic information by its directors, officers and employees.

Anfield has adopted the following policies and procedures to reasonably prevent the misuse of material nonpublic information. All Supervised Persons of Anfield are required to adhere to the firm’s policy.

6.1	Summary

Registered investment advisers are required to maintain and enforce written policies reasonably designed to prevent the misuse of material nonpublic information, which would include information obtained through a sub-advisory relationship, by the adviser, or any person associated with the adviser.

The securities laws prohibit improper disclosure or use of nonpublic information relative to publicly traded securities. Violations of the prohibitions against “insider trading” are punishable by severe sanctions, including criminal penalties. In general, the securities laws prohibit trading by a person while in the possession of material nonpublic information about a company or about the market for that company’s securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others.

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the Commission, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through the use of the nonpublic information, civil penalties of up to $1 million or three times such profits or losses, whichever is greater, exposure to additional liability in private actions, and incarceration.

Insider

The term “insider” includes both traditional insiders and temporary insiders. A traditional insider is generally any officer, director, partner, manager, or employee, of a company who obtains material nonpublic information about that company by virtue of his/her position or relationship with the company. A traditional insider trading on inside information breaches a duty of trust and confidence to the shareholders of his/her corporation. A temporary insider is any person who receives material nonpublic information about a company in the course of performing services for the company.

Temporary insiders may include, but are not limited to, accountants, lawyers, consultants, underwriters, or the immediate family members of traditional insiders. A temporary insider trading on inside information breaches a duty of loyalty and confidentiality to the person who shared the confidential information with him/her. An insider who becomes aware of and uses or discloses material nonpublic information about a company obtained as the result of his/her relationship with another company may be deemed to have misappropriated such information.

Material

The term “material information” is generally defined as information that a reasonable investor would consider important in making his/her investment decision with respect to a company’s securities or information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business. Material information may include, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant new products or discoveries, significant mergers or tender offer proposals or agreements, developments regarding major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, or similar major developments.

Nonpublic

Information is to be considered “nonpublic” until it has been effectively disseminated to the marketplace for a sufficient period of time to be reflected in the security’s price. Information remains non-public until it has been publicly disclosed, meaning that it has been broadly distributed to the public in a non-exclusionary manner, such as via a filing with the SEC, or by appearance in publications of general circulation.

6.2	Policies

All Supervised Persons shall adhere to the following:

1.	Any Supervised Person having doubts regarding the propriety of a proposed securities transaction should seek advice from the CCO, who has been designated by Anfield to handle such matters.

2.	No Supervised Person, while in the possession of material nonpublic information about a company or about the market for that company’s securities, will for his/her portfolio or for the portfolios of others buy or sell the securities of that company, or derivatives of such securities (e.g. options, warrants etc.), until that information becomes publicly disseminated and the market has had an opportunity to react.

3.	No Supervised Person will communicate or “tip” material nonpublic information about a company to any person except for lawful purposes.

4.	No Supervised Person shall disclose material nonpublic information about a company or the market for that company’s securities to any person except to the extent necessary to carry out the legitimate business obligations of Anfield.

5.	Mutual fund holdings are considered nonpublic until they have been disseminated to the public (such as through publicly available filings with the SEC). No Supervised Person may disclose the holdings of any mutual fund advised by Anfield until the holdings have become public. Supervised Persons should check with the CCO before disclosing any holdings of Anfield-advised funds.

6.3	Procedures

1.	Every Supervised Person is required to disclose any outside business activities to the CCO.

2.	Every Supervised Person will disclose to the CCO any other activities they engage in that may reasonably cause them to have access to inside information.

3.	If necessary, the CCO will develop and maintain “restricted lists” and “watch lists” which identify the securities that may not be traded in client, employee and proprietary accounts without prior approval from the CCO.

4.	Every Supervised Person, before trading or making investment recommendations, for themselves or others, in the securities of a company about which the Supervised Person may have potential insider information, shall consider whether the information is material and nonpublic. If after consideration, the information is determined to be material and nonpublic, or the Supervised Person is unable to determine whether the information is material and nonpublic, the Supervised Person must do the following:

a.	Report the matter immediately to the CCO;
b.	Not purchase, sell or recommend securities on behalf of him/herself or others, including accounts managed by Anfield;
c.	Not communicate the information inside or outside Anfield other than to the CCO or senior management.

After the CCO has reviewed the matter, the Supervised Person will be instructed as to the proper course of action to take.

5.	Anfield will distribute to its Supervised Persons at time of hire, and at least with each newly updated version, the firm’s insider trading policy, by providing this Code. Every Supervised Person will be required to certify that they have received, read, understood, and will comply with the Code.

6.	Anfield will periodically review and update as necessary Anfield’s insider trading policies to reflect regulatory, business, or industry changes.

7.	Anfield’s CCO will review Access Person’s holdings and transaction reports for potential violations of the policy.

6.4	Questions about Anfield’s Insider Trading Policy

While compliance with the law and with Anfield’s policies and procedures described in this manual is each individual’s responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed to the CCO, who has been designated by Anfield to respond to such questions.

6.5	Violations of Insider Trading

Violations of Anfield’s policies and procedures relative to prohibitions against insider trading will be regarded with the utmost seriousness and will constitute grounds for immediate dismissal and/or reporting to all applicable legal authorities.

7	Preserving Confidentiality

Anfield has implemented policies and procedures, which are outlined in Anfield’s compliance policies and procedures manual, to limit the sharing of and access to nonpublic personal information regarding the firm’s clients to Anfield personnel and third-parties, as applicable, who need that information to provide services to those clients.

Supervised Persons will preserve the confidentiality of information communicated by clients, prospects, or employers unless they receive information concerning illegal activities. If a Supervised Person becomes aware of illegal activity, the information should be given directly to the CCO for further action.

8	Reporting Violations of the Code

Supervised Persons must promptly report any violation or suspected violation of the Code or of any securities laws or rules to the CCO. All reports will be promptly investigated and, if deemed necessary, appropriate action will be taken. The CCO will be responsible for leading any investigations and reporting violations and investigative findings to the appropriate supervisor and senior management.

8.1	Reports to Mutual Fund Board

Anfield as an investment adviser to a mutual fund will provide a written report to the Fund’s board of directors that (1) Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and (2) Certifies that the investment adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

8.2	Sanctions/Disciplinary Policy

Anfield senior management may use any or all of the following sanctions against any Supervised Person found to have violated either the Code or the firm’s written compliance policies and procedures.

1.	Cancel trades, disgorge profits and/or sell positions
2.	Letter of Caution
3.	Admonishment
4.	Fine, Disgorgement
5.	Suspension of personal trading privileges
6.	Suspension
7.	Termination
8.	Report Violation to Regulatory Authorities.